Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Medical Properties Trust, Inc.
We consent to the incorporation by reference in the registration statements (Nos. 333-126574, 333-130337 and 333-161409) on Form S-8 and (Nos. 333-121883, 333-140433, 333-141100, and 333-152301) on Form S-3 of Medical Properties Trust, Inc. of our report dated March 13, 2008, except for Notes 2, 4 and 6, as to which the date is February 12, 2010 and Note 11, as to which the date is March 13, 2009, with respect to the consolidated statements of income, equity and cash flows of Medical Properties Trust, Inc. and subsidiaries for the year ended December 31, 2007, and the related financial statement schedules, which report appears in the December 31, 2009 Annual Report on Form
10-K of Medical Properties Trust, Inc. and to the reference of our firm under the heading “Experts” in the registration statement.
Our report refers to changes in accounting for the non-controlling interests in a subsidiary, debt discount related to the exchangeable notes, and participating securities in the calculation of earnings per share.
/s/ KPMG LLP
Birmingham, Alabama
February 12, 2010